Exhibit 99.1

Biote Reports Third Quarter 2024 Financial Results

Continued Profitable Growth

Vertical integration drives gross profit margin improvement

Launch of proprietary clinical decision support software to strengthen competitive advantages

IRVING, TX – November 12, 2024 – Biote (NASDAQ: BTMD), a leading solutions provider in preventive health care through the delivery of personalized hormone optimization and therapeutic wellness, today announced financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Financial Highlights

(All financial result comparisons made are against the prior-year period)

•	Revenue of $51.4 million

•	Procedure revenue of $37.9 million

•	Gross profit margin of 70.5%

•

Net income of $12.7 million and diluted earnings per share attributable to biote Corp. stockholders of $0.33, compared to net income of $19.6 million and diluted earnings per share attributable to biote Corp. stockholders of $0.24

•	Adjusted EBITDA[1] of $16.2 million and Adjusted EBITDA margin[1] of 31.5%

“Biote’s third quarter revenue increased 12.8% from the prior-quarter period, driven by continued growth in procedure revenue and a strong return to growth in our dietary supplements business,” said Terry Weber, Biote’s Chief Executive Officer. “Consistent with our strategic objectives, we achieved a solid improvement in gross profit margin, primarily reflecting cost savings from the vertical integration of manufacturing. Even as we continued to invest in strengthening our capabilities, we generated 15.4% growth in Adjusted EBITDA as compared to the third quarter of 2023.”

Ms. Weber continued, “In September 2024, we introduced several major enhancements to the Biote Method, expanding our evidence-based approach to hormone optimization and therapeutic wellness. We believe these enhancements will enable our extensive nationwide network of Biote-certified practitioners to provide an even higher level of holistic, personalized treatments for patients. By leveraging our proprietary patient dataset and algorithms, we believe we have further strengthened Biote’s competitive advantages in the marketplace. As we implemented targeted enhancements to our

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see “Discussion of non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

clinical decision support software in the third quarter of 2024, we experienced a temporary disruption in procedure volume as practitioners adjusted to the new workflow in their offices. Additionally, we experienced some disruption to procedure volume from hurricane-related clinic closures in several of our core states. Although we expect some residual impact from these headwinds in the fourth quarter of 2024, we anticipate procedure revenue growth will reaccelerate in 2025.”

2024 Third Quarter Financial Review

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Revenue for the third quarter of 2024 was $51.4 million compared to $45.6 million for the third quarter of 2023. Procedure revenue grew 7.1%, reflecting growth at established clinics and the addition of new clinics, partially offset by a temporary slowdown in procedure volume related to the introduction of enhanced clinical decision support software. In addition, Hurricane Helene impacted procedure volume from clinic closures in our core states. Dietary supplement revenue grew 21.7%, benefiting from the transition of a portion of this business as we continue to drive improvements in our Amazon business.

Gross profit margin for the third quarter of 2024 was 70.5% compared to 68.9% for the third quarter of 2023. The increase in gross profit margin was primarily due to increased vertical integration of manufacturing and effective cost management, which more than offset a revenue mix shift to dietary supplements.

Operating income for the third quarter of 2024 was $12.2 million, compared to $7.6 million for the third quarter of 2023. Operating income in the third quarter of 2024 increased primarily due to increased sales and gross profit margin, as well as a moderation in operating expense growth.

Net income for the third quarter of 2024 was $12.7 million and diluted earnings per share attributable to biote Corp. stockholders of $0.33, compared to net income of $19.6 million and diluted earnings per share attributable to biote Corp. stockholders of $0.24 for the third quarter of 2023. Net income for the third quarter of 2024 and 2023 included gains of $7.2 million and $17.5 million, respectively, due to a change in the fair value of the earnout liabilities.

Adjusted EBITDA for the third quarter of 2024 was $16.2 million, with an Adjusted EBITDA margin of 31.5%. In the third quarter of 2023, Adjusted EBITDA was $14.0 million, with an Adjusted EBITDA margin of 30.8%. The increase in 2024 third quarter Adjusted EBITDA and Adjusted EBITDA margin reflected improved sales, higher gross profit margin and effective operating cost management.

Fourth Quarter and Full Year 2024 Financial Outlook

Ms. Weber commented, “Biote continues to make solid progress in driving growth in our top-tier clinics and further expanding our practitioner network. Our quick-start program that accelerates the revenue ramp from new clinics also remains an important contributor to growth.”

Ms. Weber continued, “We are confident that our advanced clinical decision support software, launched toward the end of the third quarter of 2024, represents a key competitive differentiator for Biote and further advances our commitment to enhancing patient health. Our updated software follows the latest evidence-based publications and makes recommendations across the expanded range of our portfolio of products. Additionally, we expect our software to strengthen our providers’ capabilities to serve a broader range of patients.

“As we continue to support our practitioners with additional workflow guidance and software training, we expect some residual impact to procedure revenue in the fourth quarter of 2024. Additionally, both Hurricanes Helene and Milton caused extended clinic closures in several of our core states in October, temporarily impacting procedure revenue in the fourth quarter of 2024.

“As a result, we are adjusting our 2024 financial guidance to $197-$201 million in revenue and $58-$61 million in Adjusted EBITDA1, as compared to our prior forecast of $200-$204 million in revenue and $60-$63 million in Adjusted EBITDA1,” Ms. Weber concluded.

1 Please see “Forward-Looking Non-GAAP Financial Measures” below for additional information about forward-looking Adjusted EBITDA.

Conference Call:

Biote management will host a conference call to review these results and provide a business update beginning at 5:00 p.m. ET on Tuesday, November 12, 2024. To access the conference call by telephone, please dial (844) 481-2820 (U.S toll-free) or (412) 317-0679 (International). To access a live webcast of the call, interested parties may use the following link: biote Corp. Third Quarter Earnings Call. A replay of the webcast will be available on the Events page of the Biote Investor Relations website, found here, shortly after the event concludes.

Discussion of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, Biote has disclosed Adjusted EBITDA, a non-GAAP financial measure that it calculates as net income before interest, taxes and depreciation and amortization, further adjusted to exclude stock-based compensation, litigation expenses, legal settlements, transaction-related expenses, merger and acquisition expenses, fair value adjustments to certain equity instruments classified as liabilities and other expenses. Below we have provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We present Adjusted EBITDA and Adjusted EBITDA margin because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements of our assets;

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA and Adjusted EBITDA margin are subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. A reconciliation is provided in the financial statement tables included below in this press release for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income and our other GAAP results.

Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of certain information needed to calculate reconciling items. For example, the Company has not included a reconciliation of projected Adjusted EBITDA to GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, share-based compensation expense, income taxes, due diligence expenses and legal expenses. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not forecast them for internal use and therefore cannot create a quantitative projected Adjusted EBITDA to GAAP net income (loss) reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to GAAP net income (loss) for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to GAAP net income (loss) for the periods presented will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, share-based compensation expense, income taxes, due diligence expenses and legal expenses. The timing and amount of any of these excluded items could significantly impact the Company’s GAAP net income (loss) for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization and therapeutic wellness solutions delivered by Biote-certified medical providers. Biote trains practitioners to identify and treat early indicators of aging conditions, an underserved global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to maintain and increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including the impact of hurricane and other natural disasters; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of Biote’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the Securities and Exchange Commission on August 9, 2024, and other documents filed by Biote from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Financial Tables

Biote Corp.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in thousands)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$38,225	$89,002
Accounts receivable, net	8,493	6,809
Inventory, net	16,200	17,307
Other current assets	7,065	9,225

Total current assets	69,983	122,343
Property and equipment, net	5,813	1,218
Capitalized software, net	4,974	4,973
Goodwill	5,516	—
Intangible assets, net	5,666	—
Operating lease right-of-use assets	3,376	1,877
Deferred tax asset	5,924	24,884

Total assets	$101,252	$155,295

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,374	$4,155
Accrued expenses	8,185	8,497
Term loan, current	6,250	6,250
Deferred revenue, current	2,927	3,002
Earnout liabilities, current	100	—
Operating lease liabilities, current	482	311

Share repurchase liabilities, current	24,192	—
Total current liabilities	46,510	22,215
Term loan, net of current portion	102,548	106,630
Revolving loans	10,000	—
Deferred revenue, net of current portion	1,603	1,322
Operating lease liabilities, net of current portion	3,026	1,680
Share repurchase liabilities, net of current portion	43,610	—
TRA liability	4,424	18,894
Earnout liabilities, net of current portion	16,355	41,100

Total liabilities	228,076	191,841
Commitments and contingencies
Stockholders’ Deficit
Preferred stock	—	—
Class A common stock	3	3
Class V voting stock	1	3
Additional paid-in capital	—	—
Accumulated deficit	(124,717)	(29,391)
Accumulated other comprehensive loss	(29)	(12)
Treasury stock, at cost	(5,600)	—

biote Corp.’s stockholders’ deficit	(130,342)	(29,397)
Noncontrolling interest	3,518	(7,149)

Total stockholders’ deficit	(126,824)	(36,546)

Total liabilities and stockholders’ deficit	$101,252	$155,295

Biote Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Revenue:
Product revenue	$49,806	$44,831	$143,952	$137,638
Service revenue	1,578	726	3,405	2,019

Total revenue	51,384	45,557	147,357	139,657
Cost of revenue
Cost of products	14,431	13,070	41,659	41,089
Cost of services	741	1,097	2,167	2,783

Cost of revenue	15,172	14,167	43,826	43,872
Selling, general and administrative	24,028	23,791	74,687	72,636

Income from operations	12,184	7,599	28,844	23,149
Other income (expense), net:
Interest expense, net	(3,542)	(1,530)	(7,779)	(4,821)
Loss from change in fair value of warrant liability	—	—	—	(13,411)
Gain (loss) from change in fair value of earnout liabilities	7,213	17,450	(18,825)	(14,360)
Other income (expense)	—	(3)	(4)	(14)

Total other income (expense), net	3,671	15,917	(26,608)	(32,606)

Income (loss) before provision for income taxes	15,855	23,516	2,236	(9,457)
Income tax expense	3,198	3,874	5,673	5,426

Net Income (loss)	12,657	19,642	(3,437)	(14,883)
Less: Net income (loss) attributable to noncontrolling interest	1,955	12,112	(2,891)	(10,465)

Net income (loss) attributable to biote Corp. stockholders	$10,702	$7,530	$(546)	$(4,418)

Other comprehensive income (loss):
Foreign currency translation adjustments	(8)	8	(10)	8

Other comprehensive income (loss)	(8)	8	(10)	8

Comprehensive income (loss)	$12,649	$19,650	$(3,447)	$(14,875)

Net income (loss) per common share
Basic	$0.34	$0.25	$(0.02)	$(0.19)
Diluted	$0.33	$0.24	$(0.02)	$(0.19)
Weighted average common shares outstanding
Basic	31,045,174	30,334,193	33,235,662	22,921,401
Diluted	32,260,809	31,041,245	33,235,662	22,921,401

Biote Corp.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2024	2023
Operating Activities
Net loss	$(3,437)	$(14,883)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,436	1,484
Bad debt expense	911	624
Amortization of debt issuance costs	605	591
Provision for obsolete inventory	683	(32)
Non-cash lease expense	685	423
Non-cash interest on share repurchase liability	1,548	—
Shares issued in settlement of litigation	—	1,199
Share-based compensation expense	6,849	7,060
Loss from change in fair value of warrant liability	—	13,411
Loss from change in fair value of earnout liabilities	18,825	14,360
Deferred income taxes	2,233	394
Changes in operating assets and liabilities:
Accounts receivable	(2,550)	(3,834)
Inventory	2,179	137
Other current assets	2,189	(7,118)
Accounts payable	156	1,582
Deferred revenue	206	853
Accrued expenses	24	4,005
Operating lease liabilities	(667)	(329)

Net cash provided by operating activities	32,875	19,927
Investing Activities
Purchases of short-term investments	—	(20,000)
Purchases of property and equipment	(4,760)	(518)
Purchases of capitalized software	(1,116)	(1,191)
Acquisitions, net of cash acquired	(11,611)	—

Net cash used in investing activities	(17,487)	(21,709)
Financing Activities
Repurchases of common stock	(5,599)	—
Borrowings on revolving loans	10,000	—
Principal repayments on term loan	(4,687)	(4,687)
Payments on repurchase liability	(62,162)	—
Proceeds from exercise of stock options	809	420
Issuance of stock under purchase plan	146	—
Distributions	(4,656)	(7,588)

Net cash used in financing activities	(66,149)	(11,855)
Effect of exchange rate changes on cash and cash equivalents	(16)	(19)

Net decrease in cash and cash equivalents	(50,777)	(13,656)
Cash and cash equivalents at beginning of period	89,002	79,231

Cash and cash equivalents at end of period	$38,225	$65,575

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$7,325	$7,022
Cash paid for income taxes	$2,288	$2,789
Non-cash investing and financing activities
Shares issued to acquire Simpatra	$1,841	$—

Biote Corp.

Reconciliation of Adjusted EBITDA to Net Income (Loss) (Unaudited)

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA, as well as the calculation of net income (loss) margin and Adjusted EBITDA margin, for each of the periods indicated.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2024	2023	2024	2023
Net Income (loss)	$12,657	$19,642	$(3,437)	$(14,883)
Interest expense, net(1)	3,542	1,530	7,779	4,821
Income tax expense	3,198	3,874	5,673	5,426
Depreciation and amortization(2)	810	416	2,436	1,484
Share-based compensation expense(3)	2,245	2,243	6,849	7,060
Litigation expenses-former owner(4)	122	2,738	711	4,807
Litigation-other(5)	401	112	493	480
Legal settlement loss(6)	18	50	18	1,248
Inventory fair value write-up(7)	118	—	1,324	—
Transaction-related expenses(8)	37	290	82	2,086
Other expenses(9)	67	40	1,354	649
Merger and acquisition expenses(10)	200	552	995	733
Loss from change in fair value of warrant liability	—	—	—	13,411
(Gain) loss from change in fair value of earnout liabilities	(7,213)	(17,450)	18,825	14,360

Adjusted EBITDA	$16,202	$14,037	$43,102	$41,682

Total revenue	$51,384	$45,557	$147,357	$139,657
Net income (loss) margin(11)	24.6%	43.1%	-2.3%	-10.7%
Adjusted EBITDA margin(12)	31.5%	30.8%	29.3%	29.8%

(1)

Represents cash and non-cash interest on our debt obligations, commitment fees for our unused Revolving Loans, net of interest income earned on our money market account and short-term investment. For the three and nine months ended September 30, 2024, interest expense, net included $1.1 million and $1.5 million of accreted interest related to the share repurchase liability.

(2)

Represents depreciation expense on property and equipment, amortization expense on capitalized software and amortization expense on purchased intangible assets. Depreciation expense of $0.01 million and $0.03 million was included in cost of products for the three and nine months ended September 30, 2024, respectively.

(3)

Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including phantom stock awards, stock options and restricted stock units.

(4)	Represents legal expenses to defend the Company against claims asserted by the Company’s former owner.
(5)	Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(6)	Represents settlements of legal matters.
(7)	Represents the fair market value write-up of inventory accounted for under ASC 805 related to the acquisition of Asteria Health.
(8)

Represents transaction costs including legal fees of $0.04 million and $0.08 million during the three and nine months ended September 30, 2024, respectively, and legal fees of $0.07 million and filing fees of $0.2 million during the three months ended September 30, 2023 and legal fees of $0.9 million, filing fees of $0.2 million and professional services fees of $1.0 million for the nine months ended September 30, 2023 that were incurred in connection with the filing of, and transactions contemplated by, the Company’s securities offerings.

(9)

Represents professional services fees of $0.07 million incurred related to the accounting treatment of the share repurchase liability and a realized foreign currency loss of less than $0.01 million during the three months ended September 30, 2024, and $0.2 million incurred related to the accounting treatment of the share repurchase liability, strategic consulting and advisory services of $0.6 million, executive severance costs of $0.3 million, excise tax related to repurchases of Class A common stock of $0.2 million and a realized foreign currency loss of less than $0.01 million for the nine months ended

September 30, 2024, and executive severance costs of $0.04 million and a realized foreign currency loss of less than $0.01 for the three months ended September 30, 2023 and for the nine months ended September 30, 2023, executive severance costs of $0.3 million, a realized foreign currency loss of $0.02 million, costs related to recruiting executive level management, including the former Chief Commercial Officer of $0.2 million, and legal fees of $0.1 million and professional services fees of $0.1 million associated with the restatement of the Company’s financial statements for the quarters ended June 30, 2022 and September 30, 2022.
(10)

Represents legal fees of $0.2 million incurred during the three months ended September 30, 2024 and legal fees of $0.7 million and professional services fees of $0.3 million incurred during the nine months ended September 30, 2024, respectively, related to our recent acquisitions and other strategic opportunities. For the three and nine months ended September 30, 2023, the amount represents professional services fees of $0.05 million, consulting fees of $0.1 million and legal fees of $0.3 million incurred during the three months ended September 30, 2023 and professional fees of $0.05 million, consulting fees of $0.3 million and legal fees of $0.4 million incurred during the nine months ended September 30, 2023 all of which were associated with strategic opportunities to expand the business.

(11)	Net loss margin is defined as net loss divided by total revenue.
(12)	Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenue.

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com